Exhibit (h)(2)(i)

AMENDMENT NO. 1

EXPENSE LIMITATION AGREEMENT

Amendment No. 1, effective September 30, 2020 (“Amendment No. 1”) to the Expense Limitation Agreement dated July 16, 2020 (“Agreement”), between Equitable Investment Management Group, LLC (the “Adviser”) and 1290 Funds (the “Trust”), on behalf of each series of the Trust set forth in Schedule A attached hereto (each, a “Fund,” and collectively, the “Funds).

NOW THEREFORE, the Adviser and Trust hereby agree to modify and amend the Agreement as follows:

1.

Removed Funds. Pursuant to a Plan of Liquidation and Termination, all references to the 1290 Convertible Securities Fund, 1290 Global Talents Fund and 1290 Low Volatility Global Equity Fund are hereby removed from the Agreement

2.	Revisions to Maximum Annual Operating Expense Limits. The maximum annual operating expense limits for each share class of the 1290 SmartBeta Equity Fund have been revised.

3.	Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust subject to the Agreement, is hereby replaced in its entirety by Schedule A attached hereto.

4.	Term. The term of the Agreement is extended through April 30, 2022.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS ON BEHALF OF EACH OF ITS FUNDS		EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	Kenneth Kozlowski
	Brian Walsh		Kenneth Kozlowski
	Chief Financial Officer and Treasurer		Director, Executive Vice President and Chief Investment Officer

SCHEDULE A

AMENDMENT NO. 1

TO

EXPENSE LIMITATION AGREEMENT

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Fund Name	Maximum Annual Operating Expense Limit (% of average daily net assets)
	Class A		Class T		Class R		Class I
1290 DoubleLine Dynamic Allocation Fund	0.95	%*	0.95	%*	0.95	%*	0.95	%*
1290 GAMCO Small/Mid Cap Value Fund	1.00	%*	1.00	%*	1.00	%*	1.00	%*
1290 High Yield Bond Fund	0.75%		0.75%		0.75%		0.75%
1290 Multi-Alternative Strategies Fund	1.40	%*	1.40	%*	1.40	%*	1.40	%*
1290 SmartBeta Equity Fund	0.85%		0.85%		0.85%		0.85%
1290 Diversified Bond Fund	0.50%		0.50%		0.50%		0.50%
1290 Retirement 2020 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2025 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2030 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2035 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2040 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2045 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2050 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2055 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2060 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*

*	For purposes of calculating the Maximum Annual Operating Expense Limit, Acquired Fund Fees and Expenses are included in Fund Operating Expenses.